Exhibit 4

NOTICE TO ALL STOCKHOLDERS OF HIGHLANDS PRIME INC.:

In connection with the tender offer being conducted by SM Land, Inc. (SM Land) to acquire 2,246,244,622 shares in Highlands Prime, Inc. (“Highlands Prime”) or 100% of the outstanding capital stock of Highlands Prime in exchange for shares of common stock of SM Prime Holdings, Inc. (the “Tender Offer”), please be advised that SM Land with the approval by the Securities and Exchange Commission has extended the Tender Offer Period to 12 noon of August 2, 2013.

Below is the revised timetable of the Tender Offer activities:

Item	New Date
Tender Offer Period	June 4 to 12 noon of August 2, 2013
Last Day to Tender	12 noon of August 2, 2013
Deadline for Tendering Scrip Shareholders based in Visayas and Mindanao	12 noon of July 23, 2013
Deadline for other Tendering Scrip Shareholders	12 noon of July 30, 2013
Deadline for other Tendering Scripless Shareholders	12 noon of August 2, 2013
End of extended Offer Period	12 noon of August 2, 2013
Cross Date	August 12, 2013
Settlement Date	August 15, 2013